Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I, Charles Hansard, in connection with the Registration Statement on Form S-1 of Sunshine Silver Mining & Refining Corporation, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Sunshine Silver Mining & Refining Corporation in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Charles Hansard
Name: Charles Hansard
Title: Director Nominee

Date: October 1, 2020